Exhibit 99.1

The Middleby Corporation Reports Record Fourth Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of foodservice and food processing equipment, today reported record net sales and earnings for the fourth quarter ended December 29, 2007. Net earnings for the fourth quarter were $15,256,000 or $0.89 per share on net sales of $145,533,000 as compared to the prior year fourth quarter net earnings of $11,059,000 or $0.67 per share on net sales of $98,294,000.

Net earnings for the fiscal year ended December 29, 2007 were $52,614,000 or $3.11 per share on net sales of $500,472,000 as compared to net earnings of $42,377,000 or $2.57 per share on net sales of $403,131,000 in the prior fiscal year.

Fourth Quarter and Full Year Financial Highlights

  During 2007, Middleby completed four strategic acquisitions, including Jade Range on April 1, 2007, Carter-Hoffmann on June 30, 2007, MP Equipment on July 2, 2007, and Wells Bloomfield on August 3, 2007. The financial results of these acquisitions are reflected in the 2007 statements of earnings and balance sheets from the date of acquisition.
  On December 31, 2007, subsequent to Middleby’s 2007 fiscal year end, the company also completed the acquisition of Star International Holdings, Inc for $188.4 million in cash. The impact of this acquisition is not reflected in the 2007 statements of earnings and balance sheets.
  Earnings per share increased 32.8% to $0.89 in the fourth quarter of 2007 as compared to $0.67 in the fourth quarter of 2006. For the full year, earnings per share increased 21.0% to $3.11 in 2007 from $2.57 in 2006.
  Net sales rose 48.1% in the 2007 fourth quarter and 24.1% for the full year. The net sales increase reflects the impact of the Jade Range, Carter-Hoffmann, MP Equipment and Wells Bloomfield acquisitions, which accounted for 36.2% of the sales growth in the fourth quarter and 18.4 % for the year. Excluding the impact of acquisitions, sales organically grew 11.9% in the 2007 fourth quarter and 5.7% for the full year.

  Sales of commercial foodservice equipment, excluding acquisitions, rose 9.7% in the 2007 fourth quarter and 6.8% for the full year. Sales in 2007 reflect continued impact of new product introductions and strong business with U.S. restaurant chains. Additionally, international business grew in excess of 14.9% for the year, reflecting growth in emerging markets and the benefit of a weaker U.S. dollar increasing the price competitiveness of Middleby’s products in many overseas markets. The 2007 full year sales also reflect the adverse impact from a work stoppage at the Elgin, Illinois manufacturing facility. This work stoppage resulted in reduced conveyor oven sales at this production facility, which declined $4.6 million as compared to the prior year.
  Sales of food processing equipment, excluding acquisitions, declined by 1.6% for the 2007 full year, but increased 28.9% in the fourth quarter. Sales in the first half of 2007 were adversely affected by the impact of acquisition integration initiatives put in place during 2006 in an effort to increase profit margins, including increased controls over contract pricing and product line rationalization, which contributed to a significant increase in profitability at this business unit in 2007. The sales increase in the 2007 fourth quarter reflects improving sales resulting from new product introductions and a favorable comparison to a weaker 2006 fourth quarter, which was impacted by restructuring initiatives.
  Operating income in the fourth quarter of 2007 increased by 34.4% to $27.5 million from $20.5 million. Operating income for the entire year increased by 20.8% to $92.9 million from $76.9 million. Current year acquisitions contributed $4.5 million to operating income during the 2007 fourth quarter and $7.4 million for the full year. Excluding the impact of acquisitions, operating income organically grew 12.2% in the fourth quarter and 11.2% for the full year. The organic profit growth reflects the impact of increased sales volumes and profitability gains at both the commercial foodservice group and food processing equipment business, offset in part by reduced operating income at the Elgin, Illinois conveyor oven facility resulting from the work stoppage.
  Total debt at the end of fiscal year 2007 amounted to $96.2 million as compared to $107.8 million at the end of the 2007 third quarter and $82.8 million at the beginning of the year. Net borrowings increased during the year as cash flow generated from operating activities were utilized to fund the 2007 acquisitions of Jade Range, Carter-Hoffmann, MP Equipment and Wells Bloomfield, which amounted to a combined $68.2 million in cash. Subsequent to year end, the company increased its indebtedness by $188.4 million to fund the acquisition of Star International Holdings, Inc.

Selim A. Bassoul Chairman and Chief Executive Officer said, "2007 was a year of accomplishments. During the year we successfully completed several acquisitions, which significantly expanded our portfolio of leading brands in the commercial foodservice equipment industry. We are very proud to add Jade, Carter-Hoffmann, Wells, Bloomfield, Star, Holman and Lang to Middleby’s portfolio of leading brands. Through these acquisitions, we have expanded our product offerings and added many leading restaurant chains to our existing customer base. Additionally, we have significantly strengthened Middleby’s position as one of the leading providers of foodservice equipment to the restaurant industry.”

Mr. Bassoul continued, “We also made strides in quickly building a platform of leading brands in the food processing equipment industry. During the year we added MP Equipment, a leading provider of breading, battering, slicing and forming equipment, to compliment our Alkar and Rapidpak brands. We are now able to provide our customers a complete solution of innovative food preparation, cooking, blast-chilling and packaging equipment. We remain very excited about the opportunities to continue to grow this platform through acquisition and new product innovation.”

Mr. Bassoul commented, “We made significant progress during the second half of 2007 integrating these acquisitions and realized considerable improvement in profitability at these business operations. By end of 2007, the newly acquired business units were on track with our profitability targets, and in all cases generating operating profit margins in excess of 10%. We anticipate continued profitability improvement as we enter 2008, as integration initiatives put in place during 2007 are fully realized.”

Mr. Bassoul further added, “In 2007, we also had our challenges. We continued to face the negative impact of rising stainless steel prices. Additionally, the work stoppage at our unionized Middleby Marshall conveyor oven operation disrupted that business and resulted in a reduction in profits during 2007. However, we were able to make strides in our efforts to reorganize manufacturing and improve the productivity at this facility. This operation is now back to full production and we anticipate improved profits at this operation in 2008.”

Mr. Bassoul concluded, “We also continue to be excited about the pipeline of new and innovative products as we enter 2008. At our commercial foodservice equipment business, we will be launching our Middleby Marshall Mini-WOW oven, the Pitco Rocket Fryer, Ventless Hood systems from Wells, and the Blodgett Hydrovection oven. Our food processing equipment group is also positioned for growth with several new products, including our new Intellijet Water Cutting equipment, the new MP Advantage ServoDrive Former and our new MP Advantage conveyorized frying system. We believe these products offer significant performance advantages over those of our competitors and will be well received by the market.”

Conference Call

A conference call will be held at 11:00 a.m. Eastern time on Thursday, February 28 and can be accessed by dialing (800) 367-5339 and providing conference code 37022653 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 37022653. A transcript of the call will also be posted to the company's website.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CTX®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2006.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000's, Except Per Share Information)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	4th Qtr, 2007	4th Qtr, 2006	2007	2006
Net sales	$ 145,533	$ 98,294	$ 500,472	$ 403,131
Cost of sales	90,555	59,243	308,107	246,254

Gross profit	54,978	39,051	192,365	156,877

Selling & distribution expenses	14,194	9,470	50,769	40,371
General & administrative expenses	13,283	9,128	48,663	39,605

Income from operations	27,501	20,453	92,933	76,901

Interest expense and deferred financing amortization, net	1,717	1,487	5,855	6,932
Write-off of unamortized deferred financing costs	481	--	481	--
Loss on financing derivatives	314	--	314	--
Other (income) loss, net	(643)	126	(1,696)	161

Earnings before income taxes	25,632	18,840	87,979	69,808

Provision for income taxes	10,376	7,781	35,365	27,431

Net earnings	$ 15,256	$ 11,059	$ 52,614	$ 42,377

Net earnings per share:

Basic	$ 0.96	$ 0.72	$ 3.35	$ 2.77

Diluted	$ 0.89	$ 0.67	$ 3.11	$ 2.57

Weighted average number shares:

Basic	15,881	15,376	15,694	15,286

Diluted	17,180	16,526	16,938	16,518

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000's)
(Unaudited)

	Dec. 29, 2007	Dec. 30, 2006
ASSETS

Cash and cash equivalents	$ 7,463	$ 3,534
Accounts receivable, net	73,090	51,580
Inventories, net	66,438	47,292
Prepaid expenses and other	10,341	3,289
Prepaid taxes	17,986	1,129
Current deferred tax assets	16,643	10,851
Total current assets	191,961	117,675

Property, plant and equipment, net	36,774	28,534

Goodwill	109,814	101,258
Other intangibles	52,522	35,306
Deferred tax assets	16,929	--
Other assets	3,079	2,249

Total assets	$ 411,079	$ 285,022

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 2,683	$ 16,838
Accounts payable	26,576	19,689
Accrued expenses	95,581	69,636
Total current liabilities	124,840	106,163

Long-term debt	93,514	65,964
Long-term deferred tax liability	--	5,867
Other non-current liabilities	9,813	6,455

Stockholders’ equity	182,912	100,573

Total liabilities and stockholders’ equity	$ 411,079	$ 285,022

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED CASH FLOWS
(Amounts in 000's)
(Unaudited)

	Dec. 29, 2007	Dec. 30, 2006
Cash flows from operating activities
Net earnings	$ 52,614	$ 42,377
Adjustments to reconcile net earnings to net cash
Provided by operating activities
Depreciation and Amortization	6,360	4,861
Non-cash shared-based compensation	7,787	4,584
Deferred taxes	4,582	677
Write-off of unamortized deferred financing costs	481	--
Cash effects of changes in
Accounts receivable, net	(9,004)	(11,366)
Inventories, net	(1,150)	(4,030)
Prepaid expenses and other assets	(15,581)	3,582
Accounts payable	1,193	1,062
Accrued expenses and other liabilities	12,211	8,322

Net cash provided by operating activities	59,493	50,069

Cash flows from investing activities
Additions to property, plant and equipment, net	(3,311)	(2,267)
Acquisition of Alkar	--	(1,500)
Acquisition of Houno	(179)	(4,939)
Acquisition of Jade	(7,779)	--
Acquisition of Carter-Hoffmann	(16,242)	--
Acquisition of MP Equipment	(15,269)	--
Acquisition of Wells Bloomfield	(28,906)	--

Net cash used in investing activities	(71,686)	(8,706)

Cash flows from financing activities
(Repayments) under previous revolving credit facilities	(30,100)	(26,150)
(Repayments) under previous senior secured bank notes	(47,500)	(12,500)
Proceeds under current revolving facilities	91,351	--
(Repayments) under foreign bank loan	(970)	(1,936)
Repayments of note agreement	--	(2,145)
Debt issuance costs	(1,333)	--
Issuance of treasury stock	--	9
Proceeds from other stock issuances	4,548	789

Net cash provided by (used in) financing activities	15,996	(41,933)

Effect of exchange rates on cash	124	153

Cash acquired in acquisition	2	43

Changes in cash and cash equivalents
Net increase (decrease) in cash and cash equivalents	3,929	(374)

Cash and cash equivalents at beginning of period	3,534	3,908

Cash and cash equivalents at end of period	7,463	3,534

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations,
(847) 429-7756
or
Tim Fitzgerald, Chief Financial Officer,
(847) 429-7744